Exhibit 99.1

FLAGSTONE RE APPOINTS TONY LATHAM TO BOARD OF DIRECTORS

HAMILTON, Bermuda--(BUSINESS WIRE) – November 18th, 2008 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that Tony Latham has joined their Board of Directors.  Mr. Latham is a former member of the Group Executive of RSA Group plc where he held a variety of senior executive roles over a period of 17 years.   RSA Group plc is an international insurance group, listed on the London Stock Exchange.  Prior to RSA, Mr. Latham worked for an International Insurance Broking firm for 19 years.

Flagstone’s Chairman, Mark Byrne, commented:  “We are delighted to have Tony join Flagstone’s Board.  His reputation and experience in insurance will be of benefit to both the board and to management as we continue to develop the Flagstone platform”

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses.  Flagstone Réassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Contact:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303